Exhibit 10.9

Acrivon Therapeutics, Inc.

Lab Central

700 North Main St.

Cambridge, MA 02139

617-888-0830

October 5, 2020

Eric Devroe

[***]

[***]

Dear Eric Devroe,

It is with great pleasure that I offer you employment with Acrivon Therapeutics, Inc. (“Acrivon” or the “Company”). Your title will be Senior Vice President (SVP) of Business Operations, a remote position reporting to Peter Blume-Jensen, President and CEO. Your effective date of employment as a regular, full-time employee will be 06 October, 2020.

You shall receive an annual base rate of $300,000.00, to be paid in accordance with the Company’s standard payroll practices, currently with payments bi-monthly. You will also be eligible for an annual target bonus of 25% (relative to your salary), based on your performance against goals. This bonus, like for all other employees at Acrivon, is ultimately also based on Company performance against Corporate goals and approved by the Board of Acrivon. Along with paid company holidays as set forth by the Company, you will be eligible to initially earn 1.25 vacation days per month (equivalent to 15 days over 12 months), with additional annual vacation increases in accordance with the company leave policy.

Further, we will recommend to the board of directors that you be granted an incentive stock option (ISO) to purchase 311,000 shares of the Company’s common stock at a price not less than the fair market value of such shares on the date of the grant. Such options shall vest (i.e., become exercisable) at a rate of 25% on the first anniversary of your effective date of employment and an additional 6.25% on the last day of each quarter thereafter, and are otherwise subject to the provisions of the Company’s Stock Incentive Plan.

You are eligible to participate in Acrivon’s comprehensive employee benefits and insurance programs, which the Company offers to its full-time employees. These plans may, from time to time, be amended.

Your employment at all times will be at-will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason. If you choose to terminate your employment, we ask that you kindly provide at least 2 weeks’ written notice.

As a condition of your at-will employment and in exchange for the company equity to you, you will be required to sign an Invention, Non-Disclosure, and Non-Solicitation Agreement as well as a Non-Compete agreement on or before your starting date. In addition, this offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition or other agreement that restricts your post-employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into or plan to enter into any agreement that may restrict your activities on behalf of the Company, please provide a copy of the agreement as soon as possible. Any consulting, advisory or other drug and biomarker discovery and development-related services will require review and approval by the Board of Acrivon.

As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. Federal law requires all employers to verify employment eligibility of all persons hired to work in the United States. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security Card, Drivers’ License, U.S. Passport). In order to determine whether Form I-9 documentation is valid, Acrivon uses Verify’s photo screening tool to match the photograph appearing on some permanent resident and employment authorization cards with the official U.S. Citizenship and Immigration Services’ (USCIS) photograph.

We ask that you carefully consider this offer and provide written acceptance by signing in the space below and returning it to my attention by 06 October, 2020.

Please let me know if you have any questions regarding this offer. We look forward to having you officially join the Acrivon team.

Sincerely, /s/ Peter Blume-Jensen Peter Blume-Jensen, MD, PhD President and CEO, Acrivon Therapeutics, Inc.	06 October, 2020 date

Accepted and Agreed:

/s/ Eric Devroe Eric Devroe	October 5, 2020 date

August 5, 2022

Eric Devroe

[***]

[***]

RE: Amendment to Offer Letter

Dear Eric:

As you know, you are currently performing services for Acrivon Therapeutics Inc. (the “Company”) pursuant to the terms of an offer letter dated October 5, 2020 (the “Offer Letter”). This letter (the “Amendment”) sets forth the details of your new title and severance terms and amends your Offer Letter as follows. Capitalized terms used but not defined herein shall carry the meaning ascribed to them in the Offer Letter.

Title Change.

This Amendment confirms that effective as of August 10, 2022, your position with the Company will be Chief Operating Officer.

Addition of Severance Benefits.

In exchange for your agreement to execute and abide by the attached Non-Disclosure, Non-Competition, Non-Solicitation and Intellectual Property Agreement, and subject to the conditions below, the Company will provide you with the following severance benefits:

In the event that your employment were to be terminated by the Company without “Cause” or you resign your employment for “Good Reason” (as both terms are defined below), you will receive a severance benefit of six (6) months of continuation of your base salary in effect at the time of your separation, which will be paid in accordance with the Company’s regular payroll practices beginning on the Payment Commencement Date (defined below). In addition, in the event of a Double Trigger Termination (as defined below), (i) you will receive a severance payment equal to six (6) months of your base salary in effect at the time of your separation, which amount will be paid in a lump sum within 45 days following the Double Trigger Termination, and (ii) your remaining unvested Shares and unexercised Option will automatically become vested as of the date of your termination.

The Company’s severance and vesting-acceleration obligations will be conditioned upon (i) your execution and delivery to the Company of a separation agreement to include a non-competition provision and a reasonable release of claims within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company, and (ii) your continued compliance with the attached Non-Disclosure, Non-Competition, Non-Solicitation and Intellectual Property Agreement. The severance payments shall be paid or commence on the first payroll period following such 60th day after the date the waiver and release becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. For purposes of this Section, the term “Company” shall include the entity that survives the Change of Control. The severance benefits payment(s)hereunder shall be subject to the terms and conditions set forth in Exhibit A.

For purposes of this Amendment, “Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of disability) after notice and a reasonable opportunity to cure of no less than thirty (30) days, or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; or (iv) your breach of any material provision of any agreement between you and the Company including this agreement after notice and a reasonable opportunity to cure of no less than thirty (30) days if such breach is curable.

For purposes of this Amendment, “Good Reason” shall mean any termination of your employment by you immediately following any of the following without your consent: (i) a reduction by the Company of your base salary, except such a reduction that occurs in connection with a general reduction in base salary of other senior executives of the company; (ii) a Reduction in Duties (as defined below); or (iii) the breach by the Company of any material provision of any agreement between you and the Company including this agreement after notice and a reasonable opportunity to cure of no less than thirty (30) days if such breach is curable.

For purposes of this Amendment, “Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

For purposes of this Amendment, “Double Trigger Termination” means: either (i) a termination of your employment by the Company without Cause within 12 months after a Change of Control; or (ii) termination of your employment by you for Good Reason within 12 months after a Change of Control.

For purposes of this Amendment, “Reduction in Duties” means: (i) prior to a Change of Control, a material reduction by the Company in your duties, position, title, or responsibilities; and (ii) after a Change of Control, a material reduction by the Company in your duties and responsibilities. For the avoidance of doubt, if you receive a senior management position with the company that survives the Change of Control with duties and responsibilities that are approximately commensurate with your responsibilities at Acrivon prior to the Change of Control, then this also shall not be considered a Reduction in Duties.

Restrictive Covenants.

As a condition of your continued employment, and in exchange for the consideration granted herein to which you would otherwise not be entitled, you agreed to sign and abide by the Non-Disclosure, Non-Competition, Non-Solicitation and Intellectual Property Agreement (the “Non-Disclosure Agreement”), attached hereto as Exhibit B, which supersedes prospectively only that certain Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement entered into by you and the Company on October 5, 2020. You agree and acknowledge that the severance benefits offered to you herein constitute fair and reasonable consideration in exchange for your agreement to the non-competition provisions in the Non-Disclosure Agreement.

General Provisions.

Except as herein modified or amended, no other term or provision of the Offer Letter is amended or modified in any respect and to the extent the terms of this Amendment conflict with the terms in the Offer Letter, this Amendment shall control. The Offer Letter, as modified by this Amendment, and the enclosed Non-Disclosure, Non-Competition, Non-Solicitation and Intellectual Property Agreement, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements with respect to the subject matter hereof. This Amendment cannot be modified or amended except in writing signed by you and an authorized officer of the Company. This Amendment is not intended to confer any rights to continued employment and your employment will remain at-will and subject to termination by you or the Company at any time, with or without cause or notice.

On behalf of the Company, let me express my appreciation for your service and dedication to the Company.

Sincerely,

Acrivon Therapeutics Inc.

/s/ Peter Blume-Jensen
Name: Peter Blume-Jensen, MD, PhD
Title: President & CEO

UNDERSTOOD AND ACCEPTED:

/s/ Eric Devroe
Eric Devroe

Date: 8/5/2022

Exhibit A – Payments Subject to Treasury Regulation Section 409A

Exhibit B – Non-Disclosure, Non-Competition, Non-Solicitation and Intellectual Property Agreement

Exhibit A

Payments Subject to Treasury Regulation Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the Employment Offer Letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the offer letter, as applicable:

(a) It is intended that each installment of the severance payments under the Employment Offer Letter provided under shall be treated as a separate “payment” for purposes of Treasury Regulation Section 409A (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Employment Offer Letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Employment Offer Letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in such offer letter; and

(ii) Each installment of the severance payments due under the Employment Offer Letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Employment Offer Letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Exhibit B

Non-Disclosure, Non-Competition, Non-Solicitation and Intellectual Property Agreement

Dear Eric Devroe:

This letter agreement (herein, the “Agreement”) is to confirm our understanding with respect to: (a) your agreement to protect and preserve confidential and proprietary information of Acrivon Therapeutics, Inc. or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”) (b) your agreement not to compete with the Company; (c) your agreement to not solicit the employees, consultants and customers of the Company; and (d) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company. As a condition of your employment with the Company, and in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, you agree as follows:

1.	Confidentiality.

(a)

Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means trade secrets and confidential and proprietary information of the Company, or any information provided to you or the Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by the Company from others with whom the Company or any affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, the confidential evaluation of (and confidential use or non-use by the Company or any affiliate of) technical or business information in the public domain, Inventions (as defined in Section 3), and any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information shall not include information that is in the public domain other than through any fault or act by you.[1]

(b)

Protection and Non-Disclosure of Confidential Information. You expressly acknowledge and agree that all Confidential Information is and shall remain the sole property of the Company or the third party to whom the Company owes an obligation of confidentiality and that you shall hold it in strictest confidence. You shall at all times, both-during your employment with the Company and after your termination of employment for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of the Company, use (except in the course of performance of your duties for the Company or by court order), disclose, or give to others any Confidential Information.

(c)

Notification to Company. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information or concerning any fact or circumstance relating thereto, you shall promptly notify the Company.

[1]	The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts.

(d)

Return of Confidential Information. Upon the termination of your employment with the Company for any reason or for no reason, or if the Company otherwise requests, you shall: (i) return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained); and (ii) deliver to the Company any property of the Company which may be in your possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

(e)

No Impact on Other Obligations. The terms of this Section 1 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company’s Confidential Information. The terms of this Section 1 shall survive indefinitely any termination of your employment with the Company for any reason or for no reason.

2.	Prohibited Competition and Solicitation.

(a)

Acknowledgements and Agreements Regarding Competition. You expressly acknowledge that: (i) there are competitive and proprietary aspects of the business of the Company; (ii) during your employment with the Company, the Company shall furnish, disclose or make available to you Confidential Information (as defined in Section 1) and may provide you with unique and specialized training; (iii) such Confidential Information and training have been developed and shall be developed by the Company through the expenditure of substantial time, effort and money, and could be used by you to compete with the Company; (iv) if you become employed or affiliated with any competitor of the Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor; (v) in the course of your employment, you shall be introduced to vendors, suppliers, customers and others with important relationships to the Company, and any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between you and any vendors, suppliers or customers of the Company.

(b)	Definitions.

(i)

“Competing.” For the purposes of this Agreement, a business shall be deemed to be “Competing” with the Company if the business performs or is planning to perform any of the same or similar services, manufacturing, research, or development provided by the Company during the last two years of your employment by the Company; or is a business in which you could reasonably be expected to use or disclose Confidential Information.

(ii)

“Non-Competition Period.” For the purposes of this Agreement, the term “Non-Competition Period” is defined as the one (1) year period following the termination of your employment with the Company for Cause as that term is defined under or your resignation of your employment with the Company for any reason.

(iii)

“Non-Solicitation Period.” For the purposes of this Agreement, the term “Non-Solicitation Period” is defined as the one (1) year period following the termination of your employment with the Company for any reason or for no reason.

(iv)

“Restricted Territory.” For the purposes of this Agreement, the term “Restricted Territory” is defined as any regional area or territory in which you performed services on behalf of the Company or had a material presence or influence in the two years immediately preceding the termination of your employment with the Company, or in which the Company engaged in any business activity or was actively planning to engage in any business activity at any time during your employment with the Company.

(c)

Non-Competition Restriction. During the period in which you are employed by the Company and for the Non-Competition Period, you shall not engage in the following activities either through or on behalf of yourself, a third party or another person/entity, whether directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly Competing with the business of the Company within the Restricted Territory (each, a “Restricted Activity”). For the avoidance of doubt, this Section 2(c) shall not apply to you in the event your employment is terminated without Cause or if the Company elects to waive this Section 2(c) in accordance with Section 2(c)(ii) below.

(i)

Garden Leave. In consideration of your agreement not to compete during the Non-Competition Period as set forth above in Section 2(c), and so long as you comply with the obligations under Section 2(c), the Company shall pay you an amount equal to fifty percent (50%) of your highest annualized base salary in the two years immediately preceding the commencement of the Non-Competition Period, to be paid in accordance with the Company’s normal payroll practices. For the purposes of this subsection 2(c)(i), “highest annualized base salary” shall mean the highest averaged amount of compensation paid to you for any twelve month period during the two year period immediately preceding commencement of the Non-Competition Period, but shall not include any other form of compensation, including but not limited to, commissions, bonuses, reimbursement of expenses, travel discounts or other fringe benefits. The Company reserves the right to apply any severance payments made to you by the Company, or a portion thereof, against the installment payments under this Section 2(c)(i).

(ii)

Waiver of Non-Competition Period. The Company, in its sole discretion, may elect at any time prior to the commencement of the Non-Competition Period, or on such later date to the extent permitted by applicable law, to waive the restrictions set forth in Section 2(c), which such waiver shall automatically terminate Company’s obligations to compensate you under Section 2(c)(i) above. In such event, you shall have no further obligation under Section 2(c) above. Such waiver shall be provided in writing by the Company pursuant to Section 7(j) below. Such waiver shall have no effect on your obligations under the remainder of this Agreement, which shall continue in full force and effect in all respects. You acknowledge and agree that nothing in this Section 2(c)(ii) gives you an election as to compliance with Section 2(c).

(iii)

Remedies Upon Breach. You acknowledge and agree that if you breach any of your obligations under Section 2(c) of this Agreement at any time during the Non-Competition Period, then, in addition to any other remedies that the Company may have against you, including but not limited to injunctive relief, the Company shall immediately cease any and all payments to you pursuant to Section 2(c)(i) and you shall be obligated to immediately return any and all payments previously made by the Company pursuant to Section 2(c)(i).

(iv)

Notice of Subsequent Employment or Engagement. You agree that at any point prior to the commencement of the Non-Competition Period, in the event that you are considering an opportunity that would require you to engage in a Restricted Activity (including, but not limited to, an offer of employment), you shall notify the CEO of the Company in writing of such opportunity. You acknowledge and agree that your acceptance of the payments under Section 2(c)(i) shall be an express representation to the Company that you are in compliance with this Section 2(c)(iv).

(v)	Material Breach. You acknowledge and agree that a breach of any provision of this Section 2(c) is a material breach of this Agreement.

(vi)	Consideration. You acknowledge that you have received a promotion and severance entitlement as fair and reasonable consideration in exchange for your agreement to the restrictions in this Section 2.

(d)	Non-Solicitation Restriction.

(i)

Customers. During the period in which you are employed by the Company and for the Non-Solicitation Period, you shall not engage in the following activities either through or on behalf of yourself, a third party or another person/entity, whether directly or indirectly: (A) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any so called “corporate partner” or “collaborator” or any customer, client, vendor, supplier, or patron of the Company, or any prospective so called “corporate partner” or “collaborator” or any prospective customer, client, vendor, supplier, or patron to which the Company has developed or made a collaboration, joint venture or sales presentation (or similar offering of services); or (B) interfere with, or attempt to interfere with, the relations between the Company and any customer, client, vendor, supplier, patron, or so-called “corporate partner” or “collaborator” to the Company.

(ii)

Employees. During the period in which you are employed by the Company and for the Non-Solicitation Period, you shall not engage in the following activities either through or on behalf of yourself, a third party or another person/entity, whether directly or indirectly: (A) solicit, entice or persuade, or attempt to solicit, entice or persuade, any other employees of or consultants to the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason; or (B) employ, cause to be employed, or solicit the employment or services of any employee of or consultant to the Company while any such person is providing services to the Company or within six (6) months after any such person ceases providing services to the Company.

(e)	Tolling. You acknowledge and agree that the Non-Solicitation Period shall be tolled and shall not run, during any period in which you are in violation of the terms herein.

3.	Ownership of Ideas. Copyrights and Patents.

(a)

Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, data, protocols, writings, specifications, sound recordings, and pictorial and graphical representations, (collectively the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during your employment with the Company, whether alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, shall be and are the sole and exclusive property of the Company, and that you shall not publish any of the Inventions without the prior written consent of the Company or its designee. You acknowledge and agree that any Inventions conceived or made by you, alone or with others, within two (2) years following termination of your employment are likely to have been conceived in significant part while employed by the Company; accordingly, you agree that such Inventions shall be presumed to have been conceived during your employment with the Company until you have established the contrary by clear and convincing evidence, and that such Inventions are subject to the terms and conditions of this Section 3. You also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101). You hereby assign to the Company or its designee all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you shall use your best efforts to prevent any such violation.

(b)

Cooperation: Power of Attorney. At any time during or after your employment with the Company, you shall fully cooperate with the Company and its attorneys and agents in securing and protecting the Company’s rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to you personally shall be assigned by you to the Company or its designee without charge by you. If the Company is unable, after reasonable effort, to secure your signature on any such papers and/or other documents, you hereby irrevocably designate and appoint each officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.

(c)

Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not conceived, reduced to practice or developed during your employment with the Company, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, sell, license, dispose of, and to authorize others so to do, all such Inventions. You shall not include in any Inventions you deliver to the Company or use on its behalf, without the prior written consent of the Company, any material which is or shall be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d)

Disclosure of Inventions: Excluded Inventions. Listed on Exhibit A to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest, including but not limited to patent, copyright and trademark interests, which to the best of your knowledge shall be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system. Promptly upon conception of each Invention, you agree to disclose the same to the Company and the Company shall have full power and authority to file and prosecute patent applications thereon and to procure and maintain patents thereon. You agree that such Inventions shall remain subject to all provisions of this Agreement, including but not limited to the ownership, cooperation and licensing provisions described in this Section 3. You acknowledge that your obligation to disclose such information is ongoing during your employment with the Company, and that after you execute this Agreement, if you determine that any additional Inventions in which you claim or intend to claim any right, title or interest (including but not limited to patent, copyright and trademark interest) has been or is likely to be delivered to the Company or incorporated in any company product or system, you shall make immediate written disclosure of the same to the Company. Listed on Exhibit B to this Agreement are any and all Inventions, that may relate to the business of the Company or actual or demonstrably anticipated research or development and that were made by you or acquired by you prior to the commencement of your employment with the Company, and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, you represent and agree that it is because you have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development.

(e)

Notice Pursuant to Defend Trade Secrets Act. Notwithstanding any provision of this Agreement prohibiting the disclosure of Inventions or other Confidential Information, you understand that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit or other court proceeding against the Company for retaliating against you for reporting a suspected violation of law, you may disclose the Company trade secret to the attorney representing you and use the Company trade secret in the court proceeding, if you file any document containing the Company trade secret under seal and do not disclose the trade secret, except pursuant to court order.

4.	Disclosure to Future Employers.

(a)

You shall provide, and the Company, in its discretion, may similarly provide, a copy of this Agreement or specific covenants herein to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5.	Your Representations and Warranties.

You hereby represent and warrant that the Company has advised you that at no time should you divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer or other third party, and that you have not divulged or used and shall not divulge or use any such information for the benefit of the Company. You expressly acknowledge and agree that you shall indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with the representations and warranties above.

6.	Provisions Necessary and Reasonable; Injunctive Relief.

(a)

Reasonableness of Restrictions. You acknowledge and agree that the provisions of Sections 1, 2 and 3 of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, property rights, trade secrets, goodwill and business interests. You further acknowledge and agree that the types of employment which are prohibited by Section 2 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and that the specific but broad temporal and geographical scope of Section 2 is reasonable and fair in light of the Company’s need to market its services and develop and sell its products in a large geographic area in order to maintain a sufficient customer base, and in light of your material presence or influence in the Restricted Territory during the last two years of your employment with the Company.

(b)

Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms of Sections 1, 2 or 3 of this Agreement shall result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 1, 2 or 3 of this Agreement, without posting any bond or security, and without affecting the Company’s right to seek and obtain damages or other equitable relief.

7.	General.

(a)

Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (C) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b)

Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect .to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof; provided, however, prior to the execution of this Agreement, if Company and you were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)

Assignment. The Company may assign its rights and obligations hereunder without your prior written consent. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void. You acknowledge and agree that if you should transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned to functions other than your present functions, all terms of this Agreement shall continue to apply with full force.

(e)

Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company shall be regarded as a third-party beneficiary of this Agreement.

(f)

Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in Suffolk County Superior Court, Business Litigation Session, Boston, Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid court. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(g)

Severability and Blue Pencil. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(h)

Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in Sections 1, 2 and 3 shall survive the termination of your employment with the Company, pursuant to the terms and conditions herein, to the extent permitted by applicable law.

(i)

Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j)

No Waiver of Rights. Powers and Remedies. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.

(k)

Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of the other party’s costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

(l)

Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)

Acknowledgment: Opportunity to Review. You hereby acknowledge that you have had at minimum, ten (10) business days to review the terms and conditions set forth in this Agreement, including the obligations and agreements under Section 2(c) and that you have had the right to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Sincerely,

Acrivon Therapeutics, Inc.

By:	/s/ Peter Blume-Jensen
Name: Peter Blume-Jensen, MD, PhD
Title: President and CEO

Accepted and Agreed:

/s/ Eric Devroe
Signature

Eric Devroe
Printed Name

Date: 8/5/2022

EXHIBIT A

PRIOR INVENTIONS

EXHIBIT B

EXCLUDED INVENTIONS